Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors The Neuromed Group of Companies

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-131619, 333-135356 and 333-147745, Form S-3 No. 333-139054 and form S-1 No. 333-133501) of CombinatoRx, Incorporated of our report dated July 10, 2009, with respect to the combined balance sheets of The Neuromed Group of Companies as of September 30, 2008 and 2007, and the related combined statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows, for each of the years in the three-year period ended September 30, 2008, which report is incorporated by reference in the Form 8-K of CombinatoRx, Incorporated dated December 18, 2009.

Our report dated July 10, 2009 contains an explanatory paragraph that states The Neuromed Group of Companies has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP Vancouver, Canada December 18, 2009

LIBC/3734085.1